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                                                                    EXHIBIT 11.1

                         STATEMENT REGARDING COMPUTATION
                              OF PER SHARE EARNINGS


Statement Regarding Computation of               Year to Date
Per Share Earnings                              ended March 31,
                                           ---------------------------
                                              1998             1997
                                           ----------       ----------
Basic earnings per share:
  Weighted-average shares outstanding       1,653,917        1,407,688
  Net income per share                     $      .38       $      .29

Diluted earnings per share:
  Weighted average shares outstanding       1,653,917        1,407,688
  Dilutive warrants                                --          463,235
  Dilutive stock options                       20,000           41,225
  Assumed repurchased under treasury
     stock method                             (15,283)        (267,193)
                                           ----------       ----------
  Weighted-average common shares
     outstanding and common share
        equivalents                         1,658,634        1,644,955
                                           ----------       ----------

Net income                                 $  625,000       $  411,000
                                           ==========       ==========
Diluted net income per share               $      .38       $      .25
                                           ==========       ==========

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